Exhibit 10.12

AUTOZONE, INC. ENHANCED SEVERANCE PAY PLAN

(A part of the AutoZone, Inc. Welfare Benefit Plan)

AutoZone, Inc. (hereinafter the "Company") hereby adopts the AutoZone, Inc. Enhanced Severance Pay Plan (this "Plan"), effective upon the date of its execution.

Section 1: Purpose; Definitions

1.1Purpose; Controlling Document. This Plan, as part of the AutoZone, Inc. Welfare Benefit Plan document, provides severance pay to Eligible Employees (as defined below) of AutoZone and its Affiliates (as defined below) in the circumstances and on the conditions specified in this document.  This Plan is an "employee welfare benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended "ERISA").
1.2Replacement of Existing Severance Policies and Plans. Except to the extent that AutoZone (or one of its Affiliates) has entered into an individual severance agreement with an Eligible Employee or an Eligible Employee is in the class of employees eligible for the Standard Severance Pay Plan, this Plan replaces and supersedes any severance policy or plan in which an Eligible Employee might otherwise be entitled to participate.  All such other severance policies or severance plans are hereby terminated with respect to Eligible Employees.
1.3Participating Companies.  This Plan generally provides severance benefits for the Eligible Employees of AutoZone and its Affiliates.  However, the Plan Administrator (as defined below) may designate any Affiliate of AutoZone as a company that does not, and the employees of which do not, participate in this Plan.

1.4Definitions.

a.Affiliate.  A U.S. entity with employees in the U.S. that is a member of the Controlled Group of companies with AutoZone.
b.Cause.  With respect to any Participant, Cause will have the meaning set forth in the noncompete or nonsolicitation agreement between or among the Company and the Participant, as applicable.
c.Code.  The Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
d.Company. Collectively, AutoZone and all of its Affiliates that participate in this Plan.

e.Controlled Group.  A group of companies that are sufficiently related (generally with 80% common ownership) within the terms of Code Section 414(b) or 414(c).  For purposes of determining whether an Eligible Employee has a Separation from Service, “Controlled Group” will have the same meaning, except that 50% will be substituted for 80% in applying the terms of Code Sections 414(b) and 414(c).
f.Eligible Employee. An individual designated by the Plan Administrator who (i) has executed a noncompete agreement in a form acceptable to the Company; (ii) is not eligible for severance benefits under any other plan, program, policy, procedure or agreement of or with the Company; (iii) incurs a termination of employment, which is also a Separation from Service, without Cause by action of the Company, other than as a result of death, total disability as contemplated by a long-term disability plan of the Company, or any voluntary resignation or termination, and (iv) executes a Release at the time of Separation from Service.
g.Last Day Worked.  The day a Participant’s active employment ends and the Participant has a Separation from Service, all due to a termination without Cause by action of the Company, other than as a result of death, total disability as contemplated by a long-term disability plan of the Company, or any voluntary resignation or termination.
h.Other Key Employees.  Any Eligible Employee other than a Senior Officer or a Vice President.
i.Participant.  Each Eligible Employee.
j.Plan Administrator. The Senior Human Resources Officer of AutoZone, unless the AutoZone Board of Directors or Chief Executive Officer names another person to serve in this capacity under this Plan.  The Plan Administrator may delegate its authority under this Plan to such person(s) as it deems necessary, helpful or appropriate from time to time, and, to the extent provided by the Plan Administrator, any such delegation will carry with it the Plan Administrator’s discretionary authority.
k.Plan Year.  This Plan Year is the 12-month period beginning each January 1 and ending the next following December 31.
l.Release. A general release effective between or among the Company and the Participant, which contains any terms specified by the Company for the Participant’s release of the Company and related persons from all claims arising from the Participant’s employment or termination.
m.Senior Officer. An officer of AutoZone above the level of Vice President, including, without limitation, the President, Senior Vice Presidents, Executive Vice Presidents, the Chief Operating Officer and the Chief Executive Officer; or as determined by the Plan Administrator in its sole discretion, an officer of an Affiliate who holds a title or position that would qualify that employee as an officer above the level of Vice President at AutoZone.

n.Separation from Service. A “separation from service” within the meaning given to such term in Code Section 409A.  In general, an Eligible Employee will have a Separation from Service under this Plan if (i) he or she ceases to perform all services for AutoZone and its Affiliates (i.e., terminates employment with AutoZone and all of its Affiliates and does not thereupon commence performing services as an independent contractor for AutoZone or any of its Affiliates); or (ii) the Company and the Eligible Employee reasonably anticipate that his or her future level of bona fide services, whether as a continuing employee or upon the Eligible Employee becoming an independent contractor of AutoZone or any of its Affiliates, will decrease to 20% or less of his or her average level of services over the preceding 36-month period.  An Eligible Employee will not have a Separation from Service as an employee if, upon his or her termination of employment, he or she continues to provide services as an independent contractor at a level of service that the Company and the individual reasonably anticipate will be more than 20% of his or her average level of services over the preceding 36-month period.
o.Specified Employee.  A “specified employee” within the meaning given to such term in Code Section 409A.  In general, a “Specified Employee” means any of the 50 officers of the Company with the highest compensation.  Officer status and compensation is determined during each calendar year, which then is used to determine Specified Employee status for the 12-month period commencing on the next succeeding April 1.
p.Standard Severance Pay Plan. The AutoZone, Inc. Standard Severance Pay Plan.
q.Vice President.  A Vice President of AutoZone; or as determined by the Plan Administrator in its sole discretion, an officer of an Affiliate who holds a title or position that would qualify that employee as a Vice President at AutoZone.
r.Year of Employment.  A 12-month period commencing on an Eligible Employee’s date of hire and each anniversary thereof during which the Eligible Employee is continuously employed by the Company.

Section 2: Eligibility

Each individual is a Participant in this Plan as of the date the individual satisfies all elements of the definition of an “Eligible Employee”.  No other persons have any rights under this Plan or to receive any benefit under this Plan.

Section 3: Plan Benefits & Severance Pay Guidelines

3.1Process for Determining Severance Pay Amount. As an Eligible Employee who has incurred an involuntary termination of employment, which also is a Separation from Service, without Cause by action of the Company, the Participant may be eligible for a certain amount of severance pay under this Plan.  In order to receive severance pay, the Participant must first sign and not revoke a Release; provided, if the Participant does not sign and return the Release by the latest date permitted in the Release, or if the Participant revokes the Release as permitted in the Release and Section 4 below, the Participant will forfeit his or her severance pay, and no amount will be due or payable to the Participant under this Plan.

The general guidelines for severance pay (described in Section 3.2 below) may be used to determine the amount of severance pay that may be available under this Plan.  However, in all cases, the Plan Administrator will have complete discretionary authority to award greater or lesser amounts of severance pay, including no severance pay. The Plan Administrator, or a designee, will communicate to the Participant the level of severance pay, if any, the Participant will be offered under this Plan before the Participant signs a Release.

3.2Guidelines for Severance Pay Amount.  As guidelines only, subject to coordination described in Section 6 below, following the Participant’s Last Day Worked, the number of months of base salary that may be paid to the Participant as severance will be determined based on (i) the Participant’s position, (ii) the Participant’s base monthly salary level in effect as of his Last Day Worked, and (iii) the Participant’s completed Years of Employment, all applied to the following schedules:

Senior Officers:

Years of Service	Duration of Periodic Severance
0 - 1	12 months
1 - 5	18 months
5+	24 months

Vice Presidents:

Years of Service	Duration of Periodic Severance
0 - 2	6 months
2 - 5	9 months
5+	12 months

Other Key Employees:

Years of Service	Duration of Periodic Severance
0 - 5	6 months
5+	9 months

3.3Payment of Benefits. The amount of severance pay determined above (if any) will be paid to the Participant in substantially equal installments as salary continuation for the period of base pay that is payable to the Participant as severance (e.g., as determined in the charts above; the “Severance Period”), beginning upon the applicable pay date that coincides with or immediately follows the date of the Participant’s Separation from Service.  These installment payments will be paid in accordance with the Company’s regular payroll procedures for other similarly-situated, active employees.  Notwithstanding the foregoing, (i) any payment of severance pay will be delayed until after the expiration of the 7-day revocation period required for an effective age-based release; provided, any amounts of severance pay that would have been paid before the end of such revocation period will be accumulated and paid on the first pay date that occurs after the end of such revocation period; (ii) in the case of any Specified Employee, any payment of severance pay that is deferred compensation under, and is not exempt from, Code Section 409A, which would otherwise be made within the 6-month period commencing on the date of the Participant’s Separation from Service, will be accumulated and paid on the first pay date that occurs after the expiration of such 6-month period; and (iii) once the accumulated amount of severance pay in clause (i) or (ii) above has been paid, the remaining severance payments will begin on the Company payment date (based on normal payroll cycles) next following the payment date of the accumulated payment amount.

Section 4: General Release

As a condition to a Participant receiving any severance pay or continued benefits (as described above), the Participant must sign and not revoke a written Release.  If the Participant does not sign and return the Release by the latest date permitted in the Release or if the Participant revokes the Release as permitted in the Release and this section, the Participant will forfeit his or her severance pay; and no amount will be due or payable to the Participant under this Plan.  The Participant must sign the Release after the Participant’s last day worked and within the time period specified by the Plan Administrator in order to be eligible for any benefits under this Plan.

Section 5: Financing Plan Benefits

All Plan benefits will be paid directly by the Company out of its general assets. All Plan benefits are unfunded and unsecured until paid.

Section 6: Coordination of Severance Pay with Various Benefits

The amount of any severance pay payable will be reduced on a dollar-for-dollar basis by any severance, separation or termination pay or benefits that the Company pays or is required to pay to the Participant through insurance or otherwise under any plan or contract of the Company or under any federal or state law.  The provisions in the two bullets below are illustrative only:

•Withholding.  The Company will withhold from severance pay any amounts required to be withheld pursuant to applicable federal, state or local law; any applicable insurance premiums; and any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments, judgments or other court orders.

•WARN Benefits.  The Worker Adjustment and Retraining Notification Act and similar state laws (collectively, “WARN”) generally require employers to provide certain pay and benefits to employees in the event that required notification procedures are not followed in advance of a plant closing or mass layoff.  If the Company incurs any such liability under WARN with respect to the Participant’s termination, the amount of severance pay otherwise payable to the Participant under this Plan will be reduced by the Company’s legally-required payments and benefits provided to him.

Section 7: 409A Compliance

The Company intends the severance pay and benefits described above to be exempt from Code Section 409A under the separation pay exemption to the full extent available under Section 409A, and such provisions will be interpreted accordingly.  Notwithstanding the foregoing, to the extent that such exemptions do not apply to some or all severance pay, this Plan is intended to satisfy Section 409A and will be interpreted accordingly.  To the extent any payments of severance pay are not exempt or in compliance with Code Section 409A, the Company will not be liable to the Participant for any taxes or penalties imposed under Code Section 409A.

Section 8: Administration

8.1Interpretation.  The Plan Administrator (as defined in Section 1.2j above) has the exclusive authority and discretion to interpret this Plan with respect to any question arising under this Plan, including eligibility for benefits and the amount, term and duration of benefits.  Any variation in the amount, term or duration of an individual’s severance pay from the amount, term or duration described in the guidelines above will affect only the individual(s) to whom the variation applies.  The interpretations, decisions and determinations of the Plan Administrator are conclusive and binding on the Company and all of its employees, including the applicable Eligible Employees.

8.2Employment Rights. This Plan does not constitute a contract of employment, nor does it confer any vested rights in any individual.   Participation does not give any person the right to be rehired or retained. In addition, this Plan does not affect the right of the Company to conduct its business affairs, including laying off or terminating the employment of any employee.

8.3Authority of the Plan Administrator.  The Plan Administrator will have the sole and final power, duty, discretion, authority and responsibility of directing and administering the Plan.  All directions by the Plan Administrator will be conclusive on all parties concerned.  The Plan Administrator will have the sole, absolute and final right and power to construe, interpret and administer the provisions of this Plan including, but not limited to, the power (i) to construe any ambiguity and interpret any provision of this Plan or supply any omission or reconcile any inconsistencies in such manner as it deems proper, (ii) to determine eligibility to become a Participant in this Plan in accordance with its terms, (iii) to decide all questions of eligibility for, and determine the amount, manner, and time of payment of, any benefits hereunder, and (iv) to establish uniform rules and procedures to be followed in any matters required to administer this Plan.

8.4.Amendment and Termination. AutoZone reserves the right, in its sole discretion, to amend this Plan from time to time or to terminate this Plan, all without prior notice.

8.5Controlling Law.  ERISA will be controlling in all matters relating to this Plan.

8.6Interests Not Transferable.  The interests of persons entitled to benefits under this Plan may not be sold, transferred, alienated, assigned nor encumbered; provided, upon the death of a Participant in pay status under this Plan, the sum of any remaining scheduled benefit payments will be paid in a lump sum to the surviving spouse of the Participant, if any, or if none then to the estate of the Participant.

8.7Severability.  If any provision of this Plan is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of this Plan, and this

Plan will be construed and enforced as if such illegal or invalid provision had never been contained in this Plan.

Section 9: Supplemental Information

9.1Severance Pay Claims.

●Claims.  If a Participant does not receive severance pay or if a Participant disagrees with the amount or length of payments, the Participant may file a claim in writing with the Plan Administrator; provided such claim must be filed within 6 months of the date payment of the Participant’s Separation from Service.  A response to the claim will be provided to the Participant within 90 days (180 days if the Plan Administrator notifies the Participant of an extension).  If the claim is denied, the Plan Administrator will provide written notice to the Participant setting forth the specific reasons for denial and the provisions in this Plan or other documents used to arrive at the decision.
●Appeals.  The Participant may appeal any denial of benefits and may review pertinent Plan documents to help him or her prepare for the appeal.  The Participant’s appeal must be filed with the Plan Administrator in writing within 60 days after the Participant receives written notice of denial the claim.  The Plan Administrator then will consider the appeal and will notify the Participant of its decision within 60 days (120 days if the Participant notifies the Participant of an extension) after the filing of the appeal for review.  If the Plan Administrator’s decision is unfavorable, the notification the Participant receives will explain the reasons for the denial and the provisions in this Plan or other documents used to arrive at the decision.
●Law Suit.  If the Participant’s appeal is denied, he or she may file a law suit in federal court under ERISA.  However, any such law suit must be filed within 6 months after the date the Participant receives the denial to his appeal.  Otherwise, the law suit will not be timely.

9.2Participant Rights Under ERISA.  Each Participant in this Plan is entitled to certain rights and protections under ERISA.  ERISA provides that all Participants will be entitled to:

●Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all Plan documents and copies of all documents filed by this Plan with the U.S. Department of Labor, such as detailed annual reports.
●Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  For example, a Participant may request a current list of participating companies under this Plan.  The Plan Administrator may make a reasonable charge for the copies.
●Receive a summary of this Plan’s annual financial report.  The Plan Administrator is required by law to furnish each Participant under this Plan with a copy of this summary annual report.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of all Participants and beneficiaries.  No one, including the Company or any other person, may fire a Participant or otherwise discriminate against him or her in any way solely in order to prevent the Participant from obtaining a benefit or for exercising his or her rights under ERISA.

If a Participant’s claim for a benefit is denied, in whole or in part, the Participant must receive a written explanation of the reason for the denial.  The Participant has the right to have this Plan reviewed and reconsider his or her claim.  Under ERISA, there are steps a Participant can take to enforce the above rights.  For instance, if a Participant requests materials regarding operation of this Plan from the Plan Administrator and does not receive them within 30 days, the Participant may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until he receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If the Participant has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court (although the court may refuse to consider the claim if the Participant has not completed this Plan’s appeals process as described above).  If the Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor.  If Participant has any questions about this Plan, he or she should contact the Plan Administrator.  The Participant should contact the nearest Area Office of the U.S. Employee Benefits Security Administration, Department of Labor, if he or she has any questions about this document or about his or her rights under ERISA.

9.3General Information.

●	Name, Address, and Telephone Number of this Plan Sponsor:

AutoZone, Inc.

c/o Senior Human Resources Officer

123 South Front Street

Memphis, TN  38103

1-844-396-1089

●	Name, Address, and Telephone Number of the Plan Administrator:

Senior Human Resources Officer

AutoZone, Inc.

123 South Front Street

Memphis, TN  38103

1-844-396-1089

●Plan Name:   The AutoZone, Inc. Enhanced Severance Pay Plan (as described herein) is a benefit provided under, and a part of, the AutoZone, Inc. Welfare Benefit Plan.
●Type of Plan: The AutoZone, Inc. Enhanced Severance Pay Plan provides severance benefits, and the remainder of the Welfare Plan provides other welfare benefits.
●	Plan Number Assigned to this Plan: 550
●	Plan Year: January 1 – December 31
●	Type of Administration: Self-Administration
●	Employer Identification Number of Plan Sponsor: 62-1482048
●Agent for Legal Process: Legal process regarding any matter related to this Plan may be served on the Company’s registered agent, CT Corporation System, 800 S. Gay St., Ste. 2021, Knoxville, TN 37929-9710.
●Funding Medium: Benefits are payable solely from the general assets of the Company.

IN WITNESS WHEREOF, AutoZone, Inc., has caused this Plan to be executed this 9TH day of March, 2018.

AUTOZONE, INC.By:    _____________________

Title: _____________________

By:    _____________________

Title: _____________________